Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Media Contact Lisa Tschampl Office 208-384-6552	Investor Contact Wayne Rancourt Office 208-384-6073

For Immediate Release: January 15, 2021
Nick Stokes to retire and Jeff Strom to lead Boise Cascade’s distribution division

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Nick Stokes, executive vice president of the Company’s Building Materials Distribution (BMD) business, has elected to retire on March 12, 2021, with 42 years of service. The board of directors has appointed Jeff Strom to the role of executive vice president of the BMD division.

A veteran company and industry leader, Mr. Stokes joined Boise Cascade in 1979 after earning a bachelor’s degree in both management and marketing from the University of Utah. He held positions of increasing responsibility, including all areas of branch operations and sales, before being promoted to vice president of BMD operations in 2001, to senior vice president in 2011, and to executive vice president in 2014.

“Nick has been a key leader in the strategic growth of BMD,” said Tom Carlile, board chair. “Over the last three years, the division has added five new distribution centers to our nationwide network of 38 branches, as well as expanded the door shop business to nine millwork locations.”

Mr. Strom will assume his new responsibilities effective March 12, 2021. He joined Boise Cascade in 2006 in a sales position and became a branch manager in Milton, FL. He currently serves as vice president & general manager of BMD’s Eastern Region, based in Boise, ID. Mr. Strom has nearly 30 years of industry experience. He holds a bachelor’s degree in management from the Georgia Institute of Technology.

“I extend my sincere appreciation to Nick for his four decades of service and wish him the very best in his well-deserved retirement. I also offer a hearty congratulations to Jeff on his new role and responsibilities,” said Nate Jorgensen, Boise Cascade CEO. “We have been intentionally planning for this succession. The continuity of leadership enables us to continue to live our values and successfully serve our Customers, Suppliers and Shareholders into the future.”

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.